UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2021

PASSUR AEROSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

New York	0-7642	11-2208938
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Landmark Square, Suite 1905 Stamford, CT 06901
(Address of Principal Executive Offices) (Zip Code)

(203) 622-4086

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement

On April 16, 2021 (the “PSP3 Closing Date”), PASSUR Aerospace, Inc. (“the Company”), a New York corporation, signed a Payroll Support Program 3 Agreement (the “PSP3 Agreement”) with the U.S. Department of the Treasury (“Treasury”) with respect to the Payroll Support Program 3 (the “PSP3”) under Section 7301 of the American Rescue Plan Act of 2021, and returned it to be countersigned by the Treasury.  The fully executed agreement was received by the Company on April 30, 2021.

PSP3 Agreement

Pursuant to the PSP3 Agreement, Treasury is to provide the Company with financial assistance to be paid in installments (each, an “Installment”) expected to total in the aggregate approximately $1.3 million, to be used exclusively for the purpose of continuing to pay employee salaries, wages and benefits. The first Installment, in the amount of approximately $654,000 (representing 50% of the current expected total payment), has been received by the Company. The remaining Installment is anticipated to be paid as follows: (i) the remaining 50% of the total payment is anticipated to be paid in the second quarter of 2021 and (ii) a possible additional final payment could be made subsequently, based on any adjustments by Treasury to the initial expected total payment.

Under the PSP3 Agreement, the Company agreed to (i) refrain from conducting involuntary furloughs or reducing employee rates of pay or benefits through the later of September 30, 2021 or the date all payments received under the PSP3 have been expended, (ii) limit executive compensation through April 1, 2023 and (iii) suspend payment of dividends and stock repurchases through September 30, 2022. The PSP3 Agreement also imposes certain Treasury-mandated reporting obligations on the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSUR AEROSPACE, INC.

By:	/s/ Sean Doherty
Name:	Sean Doherty
Title:	Executive VP Finance and Administration

Date:  May 5, 2021